EXHIBIT 23.1 CONSENT OF ACCOUNTANT

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

I hereby consent to the use of my name in the S-8 Reoffer Prospectus of HouseRaising, Inc.

/s/ Traci J. Anderson
Traci J. Anderson

Huntersville, North Carolina
June 16, 2005